Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement (No. 333-191707) on Form N-2 of Little Harbor MultiStrategy Composite Fund of our report dated May 29, 2015, relating to our audit of the financial statements and financial highlights, which appear in the March 31, 2015 Annual Report to Shareholders.

We also consent to the references to our firm under the captions “Financial Highlights” and "Independent Registered Public Accounting Firm" in such Registration Statement. On October 26, 2015 we changed the name of our firm from McGladrey LLP to RSM US LLP.

/s/ RSM US LLP

Boston, Massachusetts
December 4, 2015